Exhibit 99.1

FOR IMMEDIATE RELEASE

January 5, 2012

CenterState Banks, Inc. Announces

4Q 2011 loan sales and certain other financial updates

(all amounts are in thousands of dollars except per share amounts)

Davenport, Florida – January 5, 2012 – CenterState Banks, Inc. (NASDAQ: CSFL) announced today that it sold approximately $26,066 of non-performing loans during the fourth quarter of 2011. The pre-tax loss on the sale, recognized through the loan loss provision expense, was approximately $12,356 including selling related expenses. The loans sold were from the Company’s non-bank subsidiary R4ALL and the Company’s lead subsidiary bank, CenterState Bank of Florida, N.A. (“CSB”). The tables below summarize the loan sales by entity and by loan category.

	R4ALL	CSB	Total
Legal unpaid principal balance (“UPB”)	$18,851	$15,852	$34,703
Less: previously partial charge-offs	(3,821)	(4,696)	(8,517)
Less: specific loan loss allowance	(120)	0	(120)

Book value (“BV”) before sale	14,910	11,156	26,066

Gross sales proceeds	7,731	6,364	14,095
Selling expenses	(223)	(162)	(385)

Sales proceeds, net of selling expenses	7,508	6,202	13,710

Pre-tax loss on sale, recognized through provision for loan losses expense	($7,402)	($4,954)	($12,356)

	Residential	Commercial	Total
Legal unpaid principal balance (“UPB”)	$5,930	$28,773	$34,703
Less: previously partial charge-offs	(1,417)	(7,100)	(8,517)
Less: specific loan loss allowance	0	(120)	(120)

Book value (“BV”) before sale	4,513	21,553	26,066

Gross sales proceeds	1,696	12,399	14,095
Selling expenses	(202)	(183)	(385)

Sales proceeds, net of selling expenses	1,494	12,216	13,710

Pre-tax loss on sale, recognized through provision for loan losses expense	($3,019)	($9,337)	($12,356)

Gross proceeds as percentage of UPB	28.6%	43.1%	40.6%
Gross proceeds as percentage of BV	37.6%	57.5%	54.1%

The Company reported the close of its acquisition of Federal Trust Corporation (“FTC”) in its Form 8-K filed on November 2, 2011. Pursuant to the acquisition of FTC, the Company estimates that the preliminary bargain purchase gain to be recognized during the fourth quarter, net of merger related expenses, will approximate $40.7 million pre-tax and about $25.4 million after tax.

The effect of the loan sales summarized above and the acquisition of FTC on the Company’s credit metrics are summarized below. The table below excludes assets covered by FDIC loss share agreements.

	actual 9/30/11	note 1 proforma 9/30/11	note 2 estimated 12/31/11
Non-accrual loans	$61,990	$35,924	$35,280
Accruing loans past due >90days	207	207	200

Total Non Performing Loans (“NPL”)	62,197	36,131	35,480
Repossessed real estate (“OREO”)	12,061	12,061	8,712
Other repossessed assets (“ORA”)	1,727	1,727	1,585

Total Non Performing Assets (“NPA”)	$75,985	$49,919	$45,777

Total non covered loans	$991,725	$1,123,645	$1,118,000
NPL as percentage of total non covered loans	6.27%	3.22%	3.17%
NPA as percentage of NPLs + OREO + ORA	7.56%	4.39%	4.06%
NPA as percentage of total assets	3.53%	2.11%	1.96%

Note 1:	Represents the effect of the FTC acquisition and the fourth quarter loan sales on the Company’s actual credit metrics as of September 30, 2011.
Note 2:	Represents a preliminary estimate of the Company’s credit metrics at December 31, 2011. These estimates are subject to change.

The tables below summarize the Company’s preliminary estimate of NPLs by category in terms of book value (“BV”) and BV as a percentage of legal unpaid principal balance (“UPB”) and the Company’s preliminary estimate of OREO in terms of BV and BV as a percentage of a current appraisal. The Company defines current appraisal as less than one year old, and may be time value adjusted. Broker price opinions (“BPOs”) may be used for single family residential properties and other smaller value properties. Assets covered by FDIC loss share agreements are excluded from these tables.

			Preliminary estimates of OREO at 12/31/11
Preliminary estimates of NPLs at 12/31/11				BV	BV as % of current appraisal
	BV	BV as % of UPB
Single Family Residential	$15,155	82.9%	Single Family Residential	$1,887	72.1%
Commercial	9,657	74.4%	Commercial	3,047	66.6%
Land, development, construction	8,497	59.9%	Land, development, construction	3,778	63.8%

Total real estate NPLs	33,309	73.3%	Total OREO	$8,712	66.5%

Commercial	1,464	91.8%
Consumer and other	507	92.9%

Total NPLs	$35,280	74.2%

The following table summarizes the Company’s September 30, 2011 actual tangible book value and Tier 1 leverage capital ratios, and the September 30, 2011 proforma tangible book value and Tier 1 leverage capital ratios for the FTC transaction and the fourth quarter loan sales.

	actual 9/30/11	note 1 proforma 9/30/11
Tangible capital	207,814	224,300
Tangible book value (“TBV”) per share	$6.92	$7.47
TBV ratio	9.8%	9.7%
Tier 1 leverage ratio - Company	10.3%	10.3%
Tier 1 leverage ratio - CSB only	8.0%	8.1%

Note 1:	Represents the effect of the FTC acquisition and the fourth quarter loan sales on the Company’s actual tangible capital, tangible capital ratio and Tier 1 leverage ratio as of September 30, 2011.

Management does not expect December 31, 2011 tangible book value and Tier 1 leverage ratios to be significantly different from the proforma September 30, 2011 shown above.

This Regulation FD Disclosure contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. When used in this presentation, the words “believes,” “preliminary,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” and similar expressions, or the negative of such terms or other comparable terminology, as they related to the Company (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances, events, corrections or adjustments that occur after the date the forward-looking statements are made. For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP or James J. Antal, CFO at 863-419-7750.

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